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Exhibit 99.1

For Immediate Release	May 14, 2003

UGC Announces First Quarter Results

Denver, Colorado—UnitedGlobalCom, Inc. (UGC or the Company) (NASDAQ: UCOMA) today announced its operating and financial results for the quarter ended March 31, 2003. UGC's significant and consolidated operating subsidiaries include United Pan-Europe Communications N.V. (UPC), a leading pan-European broadband communications company; and VTR GlobalCom S.A. (VTR), the largest broadband communications provider in Chile.

First Quarter Highlights

  •
  Consolidated RGUs(1) at March 31, 2003 were 8.9 million, a 2.7% decrease from March 31, 2002. The decrease was due to the deconsolidation of Germany(2) effective August 1, 2002. Excluding Germany subscribers for the prior period, consolidated RGUs increased 3.9% or 331,300. On a sequential basis from December 31, 2002, consolidated RGUs increased by 0.6%, or 48,700.

  •
  Consolidated video subscribers(3) at March 31, 2003 were 7.4 million, a 6.1% decrease from March 31, 2002 due to the deconsolidation of Germany. Excluding Germany for the prior period, consolidated video subscribers increased 1.4% or 100,000. On a sequential basis from December 31, 2002, consolidated video subscribers remained flat.

  •
  Consolidated voice and Internet subscribers at March 31, 2003 were 1.5 million, an 18% increase from March 31, 2002. The impact of the deconsolidation of Germany for the prior period was negligible. On a sequential basis from December 31, 2002, consolidated voice and Internet subscribers increased by 3.3%, or 47,100.

  •
  Consolidated revenue for the three months ended March 31, 2003 was $436 million, an increase of 25% when compared to the same period in 2002. Adjusting for the deconsolidation of Germany for the prior period, consolidated revenue increased 29%. On a sequential basis from December 31, 2002, consolidated revenue increased by 8.6%.

1.
Revenue Generating Units ("RGUs") represent the sum of analog cable, digital, Internet, voice and DTH subscribers.

2.
In July, UPC cancelled a Euro 359 million obligation due from UPC Germany to its sole partner of UPC Germany by transferring 22.3% of UPC Germany to its partner. Since UPC now owns 28.7% of UPC Germany, it was deconsolidated effective August 1, 2002.

3.
Video subscribers consist of analog cable, digital cable and DTH subscribers.

  •
  Consolidated Adjusted EBITDA(4) for the three months ended March 31, 2003 was a record positive $122 million, a 123% or $67 million improvement from $55 million for the same period in 2002. Adjusting for the deconsolidation of Germany for the prior period, Adjusted EBITDA improved by 145%. On a sequential basis from December 31, 2002, consolidated Adjusted EBITDA increased by 41% or $36 million.

Management Comments

Gene Schneider, Chairman and CEO of UGC, said, "We are pleased to report another quarter of record operating and financial results. Our consolidated voice and Internet subscriber base now totals 1.5 million, while revenue and Adjusted EBITDA have improved sharply over the past 12 months.

In Europe we are nearing completion of the balance sheet restructuring, and we were pleased that UPC was able to extend its waivers on their senior bank facility until the end of September 2003. We believe this will allow UPC sufficient time to deal with the appeal procedure that has been filed by InterComm Holdings L.L.C. ("ICH') in relation to the March 13, 2003 Amsterdam court decision to ratify the Akkoord. While, as expected, the Dutch Court of Appeals rejected ICH's claim at the beginning of April, ICH has appealed the ratification of the Akkoord to the Dutch Supreme Court. The Supreme Court has scheduled briefs to be submitted by May 23, 2003 and is expected to rule on the appeal expeditiously. The Supreme Court will be the final point of appeal for ICH in relation to ratification of the Akkoord. As previously reported, we believe the appeal is without merit."

Mike Fries, President and COO, added, "We continue to drive our businesses towards positive free cash flow. Although our free cash flow for the first quarter was a positive $17 million, that result was primarily due to seasonal subscriber pre-payments in Austria and the deferral of certain restructuring costs. We continue to target to reach recurring positive free cash flow by the end of the fourth quarter this year.

Our financial performance in the first quarter was in line with or exceeded guidance. In particular, annualized first quarter Adjusted EBITDA of $488 million indicates that we are making solid progress towards our full year guidance targets."

Subscribers

UGC continues to focus on growing its total customer base, particularly in areas where the Company has upgraded its networks to provide broadband services, primarily in Western Europe and Chile. RGUs from Ongoing Operations increased 4% from the last year's first quarter to 8.9 million, and remained flat on a sequential basis from December 31, 2002, as expected, due to non-recurring disconnects from the implementation of a new subscriber management system in the Netherlands. This new system has enabled a systematic reduction in the period over which an overdue account is disconnected for non-payment of service fees and has resulted in a reduction in the number of subscribers in the Netherlands during the first quarter 2003.

4.
Adjusted EBITDA represents net operating loss before depreciation, amortization, cash and non-cash stock-based compensation charges, including retention bonuses, and impairment and restructuring charges. Please refer to the reconciliation of Adjusted EBITDA with Operating Loss, as well as a more detailed definition of Adjusted EBITDA, summarized below. Adjusted EBITDA is not a GAAP measure. Net subscriber growth has, however, been strong in all other respects and UGC added 47,100 consolidated voice and Internet subscribers during the quarter.

The following table shows UGC's consolidated homes passed, its upgraded homes passed and a breakdown of subscriber data by product line:

Operating Statistics (000s)(1)	Q1 '03	Q4 '02	Q1 '02	Q1 '03 vs. Q4 '02	Q1 '03 vs. Q1 '02
Homes in Service Area	16,320	16,318	16,122	0.0%	1.2%
Homes Passed	12,520	12,472	12,291	0.4%	1.9%
Two-Way Homes Passed	6,992	6,816	6,162	2.6%	13.5%
Video Subscribers	7,401	7,399	7,301	0.0%	1.4%
Voice Subscribers	696	691	659	0.7%	5.6%
Internet Subscribers	791	749	597	5.6%	32.5%

RGUs, Ongoing Operations	8,888	8,839	8,557	0.6%	3.9%
Germany(2)	—	—	579	n.a.	n.a.

Consolidated RGUs	8,888	8,839	9,136	0.6%	(2.7)%

1.
Adjusted to reflect the deconsolidation of UPC Germany as if it had occurred on January 1, 2002.

2.
UPC Germany was deconsolidated effective August 1, 2002.

The following table shows a breakdown of UGC's consolidated RGU data by operating region:

RGU Summary by Company (000s)	Q1 '03	Q4 '02	Q1 '02	Q1 '03 vs. Q4 '02	Q1 '03 vs. Q1 '02
UPC RGUs(1)	8,069	8,039	7,857	0.4%	2.7%
VTR RGUs	787	768	671	2.5%	17.3%
Other RGUs	32	32	29	0.6%	11.5%

RGUs, Ongoing Operations	8,888	8,839	8,557	0.6%	3.9%
Germany	—	—	579	n.a.	n.a.
Consolidated RGUs	8,888	8,839	9,136	0.6%	(2.7)%

1.
Adjusted to reflect the deconsolidation of UPC Germany as if it had occurred on January 1, 2002.

Revenue

UGC's consolidated revenue for the first quarter was $436 million, an increase of 25% from the same period last year. The increase was due primarily to the appreciation of the Euro relative to the U.S. dollar, as well as an increase in RGUs and ARPUs. In addition, when excluding the results of Germany in full for the quarter ended March 31, 2002, revenues increased 29%. The following table shows a breakdown of consolidated revenue by company in U.S. dollars:

Revenue by Company (US$ millions)	Q1 '03	Q4 '02	Q1 '02	Q1 '03 vs. Q4 '02	Q1 '03 vs. Q1 '02
UPC Revenue(1)	$385.2	$350.3	$292.7	10.0%	31.6%
VTR Revenue(2)	49.1	49.6	42.7	(1.1)%	15.0%
Other Revenue	1.7	1.6	2.6	9.0%	(33.4)%

Ongoing Revenue	436.0	401.5	338.0	8.6%	29.0%
Germany	n.a	n.a	11.0	n.a.	n.a.

Total Revenue	$436.0	$401.5	$349.0	8.6%	24.9%

1.
UPC's results for Q1 '02 were revised to reflect the deconsolidation of UPC Germany as if it had occurred on January 1, 2002.

2.
VTR's revenue growth in Chilean pesos was moderate, see below, and the decrease was due to the depreciation of the Chilean peso relative to the U.S. dollar.

The following is provided for informational purposes only to highlight consolidated revenues in the functional currency of UPC and VTR, as follows:

Revenue by Company (Millions)	Q1 '03	Q4 '02	Q1 '02	Q1 '03 vs. Q4 '02	Q1 '03 vs. Q1 '02
UPC (in Euros)(1)	359.1	350.0	333.8	2.6%	7.6%
VTR (in Chilean pesos)	36,168	35,584	28,590	1.6%	26.5%

1.
UPC's results were revised to reflect the deconsolidation of UPC Germany as if it had occurred on January 1, 2001. UPC Germany was deconsolidated effective August 1, 2002. For Q1 '02, revenues were Euro 12.5 million.

The following table provides a summary of the average revenue per unit (ARPU) for each entities functional currency, as well as US$ equivalents for VTR only:

Monthly ARPU Summary by Company	Q1 '03		Q4 '02		Q1 '02		Q1 '03 vs. Q4 '02	Q1 '03 vs. Q1 '02
UGC:
Total per RGU(1)		$15.30		$14.23		$12.19	7.5%	25.5%
UPC:
Total per RGU(2)		€13.74		€13.48		€12.97	1.9%	5.9%
Total per Cable Sub—W. Europe(3)		€20.91		€20.43		€19.22	2.3%	8.8%
Total per Cable Sub—E. Europe(3)		€9.01		€8.69		€8.54	3.7%	5.5%
VTR:
Total per RGU(4)	CP	15,505	CP	15,734	CP	14,338	(1.5)%	8.1%
Total per RGU (US$)	US$	21.04	US$	21.94	US$	21.41

1.
ARPU calculation for UGC based on Triple Play & DTH Revenues divided by average RGUs in each quarter.

2.
ARPU calculations for UPC Distribution (excludes Germany for Q1 '02), but include DTH.

3.
CATV, Internet, Voice and Digital revenue (excludes DTH) divided by Basic CATV Subscribers (excluding Germany).

4.
ARPU calculation for VTR based on Triple Play & DTH Revenues divided by average RGUs in each quarter.

Operating Loss

Operating Loss by Company (US$ Millions)	Q1 '03	Q4 '02	Q1 '02	Q1 '03 vs. Q4 '02	Q1 '03 vs. Q1 '02
UPC Operating Loss	$(70.6)	$(512.2)	$(115.3)	(86.2)%	(38.7)%
VTR Operating Loss	(2.8)	(1.2)	(5.7)	139.5%	(50.6)%
Other Operating Loss	(5.4)	(9.9)	(1.6)	(46.4)%	220.8%
Operating Loss	$(78.8)	$(523.3)	$(122.6)	(84.9)%	(35.8)%

Reconciliation of Operating Loss with Adjusted EBITDA

Consolidated Results (US$ millions)	Q1 '03	Q4 '02	Q1 '02	Q1 '03 vs. Q4 '02	Q1 '03 vs. Q1 '02
Operating Loss	$(78.8)	$(523.3)	$(122.6)	(84.9)%	(35.8)%
Depreciation & Amortization	194.8	191.2	165.2	1.8%	17.9%
Stock-based Compensation(1)	6.1	2.6	8.7	134.1%	(29.8)%
Impairment & Restructuring(2)	—	415.9	3.4	(100.0)%	(100.0)%

Adjusted EBITDA	$122.1	$86.4	$54.7	41.2%	123.1%

1.
Stock based compensation includes charges associated with fixed, or non-cash stock options, as well as charges associated with phantom, or cash-based, stock option plans, as more fully disclosed in UGC's 10Q and 10K.

2.
Represents certain impairment charges. Please refer to UGC's 10K as of December 31, 2002 for a summary.

Adjusted EBITDA

UGC's consolidated Adjusted EBITDA for the first quarter was positive $122 million, a 123% improvement over the same period last year. UPC and VTR both demonstrated a substantial improvement in Adjusted EBITDA on a year-over-year basis (164% and 72%, respectively), as well as solid improvements on a sequential basis. The following tables show a breakdown of Adjusted EBITDA results by company in U.S. dollars:

Adjusted EBITDA by Company (US$ Millions)	Q1 '03	Q4 '02	Q1 '02	Q1 '03 vs. Q4 '02	Q1 '03 vs. Q1 '02
UPC Adjusted EBITDA(1)	$114.2	$83.7	$43.3	36.6%	164.2%
VTR Adjusted EBITDA	12.5	12.1	7.2	2.7%	72.2%
Other Adjusted EBITDA	(4.6)	(9.4)	(0.6)	(50.6)%	665.0%

Ongoing Adjusted EBITDA	122.1	86.4	49.9	41.2%	144.8%
Germany(2)	—	—	4.8	n.a.	n.a.

Total Adjusted EBITDA	$122.1	$86.4	$54.7	41.2%	123.1%

1.
UPC's results were revised to reflect the deconsolidation of UPC Germany as if it had occurred on January 1, 2001.

2.
UPC Germany was deconsolidated effective August 1, 2002.

The following is provided for informational purposes only to highlight Adjusted EBITDA in the functional currency of UPC and VTR, as follows:

Adjusted EBITDA by Company (Millions)	Q1 '03	Q4 '02	Q1 '02	Q1 '03 vs. Q4 '02	Q1 '03 vs. Q1 '02
UPC (in Euros)(1)	106.5	83.6	49.3	27.4%	116.0%
VTR (in Chilean pesos)	9,182	8,740	4,854	5.1%	89.2%

1.
UPC's results were revised to reflect the deconsolidation of UPC Germany as if they had occurred on January 1, 2001. UPC Germany was deconsolidated effective August 1, 2002. For Q1 '02, Adjusted EBITDA for UPC Germany was Euro 5.5 million.

Capital Expenditures

Commencing with the three months ended March 31, 2003, UGC is now providing a break down of capital expenditures based on the NCTA cable industry guidelines, as follows:

Capital Expenditures by Company (US$ thousands)	UPC	VTR	Other	Total Q1'03
Customer Premise Equipment	$18,553	$1,534	$262	$20,349
Commercial Spending	—	—	—	—
Scalable infrastructure	6,629	3,698	3	10,330
Line Extensions	7,224	3,353	0	10,577
Upgrade / Rebuild	2,530	592	—	3,122
Support capital	10,454	1,985	139	12,578
Intangibles	642	—	—	642

Total	$46,032	$11,162	$404	$57,598

Free Cash Flow Summary

Consolidated Free Cash Flow Summary (US$ Millions)	Q1 '03	Q4 '02	Q1 '02	Q1 '03 vs. Q4 '02	Q1 '03 vs. Q1 '02
Adjusted EBITDA	$122.1	$86.4	$54.7	41.2%	123.1%
Net Cash Interest Expense(1)	(71.6)	(65.1)	(50.5)	10.0%	41.8%
Working Capital and Other	23.9	(8.5)	(81.3)	(381.3)%	(129.5)%

Cash Flow from Operating Activities	74.4	12.8	(77.1)	480.4%	(196.5)%
Capital Expenditures	(57.6)	(101.0)	(114.7)	(43.0)%	(49.8)%

Free Cash Flow	16.8	(88.2)	(191.8)	(119.1)%	(108.8)%

Total Cash—End of Period(2)	$509.0	$504.2	$889.1

1.
Represents the sum of net cash pay interest expense less the cash pay interest expense related to UPC senior notes (i.e., the UPC senior notes are subject to the UPC restructuring), less interest income.

2.
Represents the sum of cash and cash equivalents, restricted cash and short-term liquid investments.

UNITED PAN-EUROPE COMMUNICATIONS N.V. ("UPC")

UPC (NASDAQ: UPCOY.OB) is a leading pan-European broadband communications company offering cable television, telephony and high-speed Internet access services in European countries and serving, on a consolidated basis, approximately 6.9 million video subscribers, 462,200 voice subscribers and 706,100 Internet subscribers.

First Quarter Highlights

  •
  Consolidated video subscribers at March 31, 2003 were 6.9 million, a 6.8% decrease from 7.4 million at March 31, 2002. The decrease was due primarily to the deconsolidation of UPC Germany. Excluding the results of Germany in full for the prior periods, video subscribers increased 1.1%. On a sequential basis from December 31, 2002, consolidated video subscribers were essentially flat.

  •
  Consolidated voice subscribers, including UPC's broadband cable-phone operations and its traditional voice network in Hungary at March 31, 2003 were 462,200, a 0.5% decrease from March 31, 2002. On a sequential basis from December 31, 2002, consolidated voice subscribers decreased by 0.1% or 600.

  •
  Consolidated Internet subscribers reached 706,100 at March 31, 2003, an increase of 25% from 564,500 at March 31, 2002. On a sequential basis from December 31, 2002, Internet subscribers increased by 4.5% or 30,100.

  •
  Average revenue per RGU per month ("ARPU") increased 5.9% to EUR 13.74 for the quarter ended March 31, 2003 compared to EUR 12.97 for the same period last year. On a sequential basis from December 31, 2002, consolidated ARPU increased by 1.9% from EUR 13.48.

  •
  Consolidated revenue increased 3.7% to EUR 359 million (US$385 million) for the three months ended March 31, 2003 compared to EUR 346 million (US$304 million) for the same period last year. Excluding Germany, consolidated revenue increased 7.6%. On a sequential basis from December 31, 2002, consolidated revenue increased by 2.6%.

  •
  Consolidated Adjusted EBITDA improved 94% to EUR 106 million (US$114 million) for the three months ended March 31, 2003, compared to EUR 55 million (US$48 million) for the same period last year. On a sequential basis from December 31, 2002, consolidated Adjusted EBITDA increased by 27%.

UPC Recent Events

  •
  Bank Waiver Extended: On April 9, 2003 UPC's bank lenders extended until September 30, 2003 the waivers of the defaults arising as a result of UPC's decision not to make interest payments under its outstanding Senior Notes. This should allow UPC sufficient time to complete its restructuring process and to address the appeal procedure that has been filed by InterComm Holdings L.L.C. in relation to the decision of the Amsterdam court of March 13, 2003, ratifying the Akkoord.

  •
  Rejection of Appeal: On April 15, 2003 the Dutch Court of Appeals rejected the appeal by InterComm Holdings L.L.C., ("ICH") a creditor in the Dutch moratorium proceedings with a EUR 1.00 claim and one vote, which appealed the Dutch court's ratification of the Akkoord. On April 24, 2003 following the confirmation of the Akkoord (plan of composition) by the Dutch Court of Appeals, ICH appealed the ratification of the Akkoord to the Dutch Supreme Court. The Supreme Court will be the final point of appeal for ICH in relation to the ratification of the Akkoord by the district court in Amsterdam on March 13, 2003. The Supreme Court is expected to rule on the appeal expeditiously.

VTR GLOBALCOM S.A. ("VTR")

VTR, an indirect wholly-owned subsidiary of the Company in Chile, in aggregate, had approximately 1.7 million homes passed, 980,900 million two-way homes passed, 471,500 video subscribers, 233,400 voice subscribers and 82,300 high-speed Internet subscribers at March 31, 2003.

First Quarter Highlights

  •
  VTR's video subscribers at March 31, 2003 were 471,500, an increase of 5.7% from 446,000 at March 31, 2002. On a sequential basis from December 31, 2002, video subscribers increased 0.4%, which is noteworthy given the traditional summer vacation months during the first quarter.

  •
  VTR's voice subscribers at March 31, 2003 were 233,400 a 20% increase from 194,700 at March 31, 2002. This represents a 24% penetration rate based on two-way homes serviceable as of March 31, 2003 compared to 22% as of March 31, 2002. On a sequential basis from December 31, 2002, voice subscribers increased by 2.3%.

  •
  VTR's Internet subscribers at March 31, 2003 were 82,300, a 171% increase from 30,400 at March 31, 2002. The increase was due to continued strong demand for VTR's 300Kbps

    Broadband product as well as its new 64Kbps "Broadband Light" service aimed at converting current dial-up users. On a sequential basis from December 31, 2002, Internet subscribers increased by 17% from 70,300.

  •
  VTR's consolidated revenue for the quarter ended March 31, 2003 increased 27% to CP 36,168 million (US$49.1million) from CP 28,590 million (US$42.7 million) for the same period in 2002 on a local currency basis. On a sequential basis from December 31, 2002, consolidated revenue increased by 1.6% from CP 35,584 million (US$49.6million).

  •
  VTR's Adjusted EBITDA for the quarter ended March 31, 2003 increased 89% to CP 9,182 million (US$12.5 million) from CP 4,854 million (US$7.2 million) for the same period in 2002 on a local currency basis. On a sequential basis from December 31, 2002, consolidated Adjusted EBITDA increased by 5.1% from CP 8,740 million (US$12.1 million).

VTR Recent Events

  •
  Accelerating Internet growth: Strong residential demand for high speed Internet access service resulted in a 17% increase in Internet subscribers on a sequential basis from December 31, 2002 to 82,300 subscribers at March 31, 2003. VTR remains the market leader with a 44% share in residential broadband due to its first mover advantage and greater coverage versus ADSL.

  •
  Strong growth in telephony: Voice lines in service increased 21% in the first quarter compared to the same period in the prior year, currently totaling 266,100 lines. VTR remains the second largest fixed phone provider in Chile.

  •
  Video customer gains despite economy/seasonality: Video customers grew to 471,500, or 0.4% since December 31, 2002, despite a sluggish economy and the traditional summer months during the first quarter. Bundling, driven mainly by fast growing Internet and voice services, is driving video growth. VTR is the nationwide CATV market leader with a 67% market share.

  •
  Bundling rollout: As of March 31, 2003, triple play subscribers were 62,800, a 197% increase compared to the same period in the prior year and 8% of total RGUs. As of March 31, 2003 bundled RGUs represented 61% of VTR's total RGUs within its triple play footprint.

About UnitedGlobalCom

UGC is the largest international broadband communications provider of video, voice, and Internet services with operations in 20 countries. Based on the Company's consolidated operating statistics at March 31, 2003, UGC's networks reached approximately 12.5 million homes passed and 8.9 million RGUs, including over 7.4 million video subscribers, 695,600 voice subscribers, 791,200 high speed Internet access subscribers.

UGC's major operating subsidiaries include UPC, a leading pan-European broadband communications company; VTR GlobalCom, the largest broadband communications provider in Chile, and Austar United Communications, a leading pay-TV provider in Australia.

NOTE: Except for historical information contained herein, this news release contains forward-looking statements which involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. The outcome of the announced Recapitalization of UPC is a forward-looking statement. These forward-looking statements also include our estimates of year-end revenues, capital expenditures and other financial information, consummation of planned transactions and financings, projections of operational targets, launch of new services and other statements concerning growth. These risks and uncertainties include the success of the Recapitalization as well as any changes to the terms that may be imposed by the bankruptcy courts, as well as the acceptance and continued use by subscribers and potential subscriber of the UGC's services, changes in technology, competition, the UGC's ability to raise capital and control expenses, as well as other factors detailed from time to time in UGC's filings with the Securities and Exchange Commission.

Adjusted EBITDA is not a GAAP measure. Adjusted EBITDA represents net operating earnings before depreciation, amortization, cash and non-cash stock-based compensation charges, including retention bonuses, and impairment and restructuring charges. Adjusted EBITDA is the primary measure used by the Company's chief operating decision makers to measure the Company's operating results and to measure segment profitability and performance. Management believes that Adjusted EBITDA is meaningful to investors because it provides an analysis of operating results using the same measures used by the Company's chief operating decision makers, that Adjusted EBITDA provides investors a means to evaluate the financial results of the Company compared to other companies within the same industry and that it is common practice for institutional investors and investment bankers to use various multiples of current or projected Adjusted EBITDA for purposes of estimating current or prospective enterprise value. The Company's calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Adjusted EBITDA should not be viewed by investors as an alternative to GAAP measures of income as a measure of performance or to cash flows from operating, investing and financing activities as a measure of liquidity. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flow. Adjusted EBITDA excludes non-cash and cash stock-based compensation charges, which result from variable plan accounting for certain of the Company's subsidiaries' stock option and phantom stock option plans.

Materials filed with the SEC will be available electronically without charge at an Internet site maintained by the SEC. The address of that site is http://www.sec.gov. Documents filed with the SEC may be obtained from UGC by directing a request to Richard Abbott, Vice President of Finance, UnitedGlobalCom, Inc., 4643 S. Ulster Street, Suite 1300, Denver, CO 80237.

For further information contact:

Investor Relations	Media Relations
Richard S. L. Abbott—Vice President, Finance	Rick Westerman—Chief Financial Officer
Phone: (303) 220-6682	Phone: (303) 220-6647
Email: rabbott@unitedglobal.com	Email: rwesterman@unitedglobal.com

        Please visit our web site at www.unitedglobal.com for further information about our company.

Summary Operating Data
March 31, 2003

				Video			Telephony			Internet
	Homes in Service Area(1)	Homes Passed(2)	Two-way Homes Passed(3)	Analog Cable Subscribers(4)	Digital Cable Subscribers(5)	DTH Subscribers(6)	Homes Serviceable(7)	Subscribers(8)	Lines(9)	Homes Serviceable(10)	Subscribers(11)	Total RGUs(12)
Europe:
The Netherlands	2,651,700	2,588,100	2,337,400	2,311,700	49,700	—	1,593,300	165,700	195,500	2,337,400	309,200	2,836,300
Poland	1,869,600	1,869,600	199,400	994,500	—	—	—	—	—	199,400	15,800	1,010,300
Hungary	1,001,100	957,800	512,200	691,200	—	82,400	84,900	64,900	71,400	451,300	32,000	870,500
Austria	1,081,400	923,300	920,100	502,200	21,300	—	899,700	149,800	151,200	920,100	187,100	860,400
France	2,656,600	1,356,200	669,400	462,700	7,600	—	669,400	55,800	57,300	669,400	22,300	548,400
Norway	529,000	482,600	196,200	336,200	32,600	—	135,100	22,900	25,400	196,200	32,300	424,000
Czech Republic	913,000	679,800	240,200	297,600	—	58,200	17,700	3,100	3,100	240,200	17,700	376,600
Sweden	770,000	421,600	264,300	274,000	17,800	—	—	—	—	264,300	64,600	356,400
Romania	659,600	458,400	—	326,200	—	—	—	—	—	—	—	326,200
Slovak Republic	517,800	381,800	17,300	293,600	—	10,100	—	—	—	—	—	303,700
Belgium	530,000	153,600	153,600	130,600	—	—	—	—	—	153,600	25,100	155,700

Total	13,179,800	10,272,800	5,510,100	6,620,500	129,000	150,700	3,400,100	462,200	503,900	5,431,900	706,100	8,068,500

Latin America:
Chile	2,350,000	1,717,400	980,900	464,700	—	6,800	980,900	233,400	266,100	978,200	82,300	787,200
Brazil	650,000	463,000	463,000	9,100	8,000	—	—	—	—	463,000	300	17,400
Peru	140,000	66,700	30,300	12,200	—	—	—	—	—	30,300	2,000	14,200
Uruguay	—	—	7,700	—	—	—	—	—	—	7,700	500	500

Total	3,140,000	2,247,100	1,481,900	486,000	8,000	6,800	980,900	233,400	266,100	1,479,200	85,100	819,300

Grand Total	16,319,800	12,519,900	6,992,000	7,106,500	137,000	157,500	4,381,000	695,600	770,000	6,911,100	791,200	8,887,800

Summary Operating Data
March 31, 2002

				Video			Telephony			Internet
	Homes in Service Area(1)	Homes Passed(2)	Two-way Homes Passed(3)	Analog Cable Subscribers(4)	Digital Cable Subscribers(5)	DTH Subscribers(6)	Homes Serviceable(7)	Subscribers(8)	Lines(9)	Homes Serviceable(10)	Subscribers(11)	Total RGUs(12)
Europe:
The Netherlands	2,646,000	2,516,000	2,215,700	2,332,400	60,900	—	1,539,100	174,900	216,600	2,211,100	256,200	2,824,400
Poland	1,864,600	1,864,600	184,600	1,005,700	—	—	—	—	—	184,600	9,900	1,015,600
Hungary	1,001,100	946,500	464,600	665,800	—	58,200	84,900	66,100	71,900	339,400	17,000	807,100
Austria	1,081,400	923,300	920,100	498,400	10,100	—	899,700	142,600	143,900	920,100	152,500	803,600
France	2,656,600	1,328,200	633,400	437,900	9,600	—	633,400	57,300	59,100	633,400	21,900	526,700
Norway	529,000	479,000	165,500	335,300	31,300	—	126,000	20,500	22,500	165,500	25,700	412,800
Czech Republic	913,300	681,400	237,300	305,200	—	42,800	17,700	3,200	3,200	238,300	7,900	359,100
Sweden	770,000	421,600	250,800	266,600	9,100	—	—	—	—	250,800	50,800	326,500
Romania	659,600	458,400	—	319,700	—	—	—	—	—	—	—	319,700
Slovak Republic	517,800	376,900	17,300	302,400	—	10,600	—	—	—	—	—	313,000
Belgium	530,000	152,600	152,600	125,500	—	—	—	—	—	152,600	22,600	148,100

Total	13,169,400	10,148,500	5,241,900	6,594,900	121,000	111,600	3,300,800	464,600	517,200	5,095,800	564,500	7,856,600

Latin America:
Chile	2,350,000	1,687,400	901,100	437,600	—	8,400	901,100	194,700	220,800	846,700	30,400	671,100
Brazil	463,000	390,000	—	8,400	8,300	—	—	—	—	—	—	16,700
Peru	140,000	65,000	18,500	10,800	—	—	—	—	—	18,500	900	11,700
Uruguay	—	—	—	—	—	—	—	—	—	5,200	400	400

Total	2,953,000	2,142,400	919,600	456,800	8,300	8,400	901,100	194,700	220,800	870,400	31,700	699,900

Grand Total	16,122,400	12,290,900	6,161,500	7,051,700	129,300	120,000	4,201,900	659,300	738,000	5,966,200	596,200	8,556,500

(1)
"Homes in Service Area" are homes in our franchise areas that can potentially be served.

(2)
"Homes Passed" are homes that can be connected to our broadband network without further extending the distribution plant.

(3)
"Two-way Homes Passed" are homes passed by our network where customers can request and receive the installation of a two-way addressable set-top box, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video, voice and data (broadband) services.

(4)
"Analog Cable Subscriber" is a home or commercial unit connected to our distribution network that receives our video service.

(5)
"Digital Cable Subscriber" is a home or commercial unit connected to our distribution network with one or more digital converter boxes that receives our digital video service. A Digital Cable Subscriber is also counted as an Analog Cable Subscriber.

(6)
"DTH Subscriber" is a home or commercial unit that receives our video programming broadcast directly to the home via geosynchronous satellites.

(7)
"Telephony Homes Serviceable" are homes that can be connected to our broadband network (or twisted pair network in certain areas), where customers can request and receive voice services.

(8)
"Telephony Subscriber" is a home or commercial unit connected to our broadband network (or twisted pair network in certain areas), where a customer has requested and is receiving voice services.

(9)
"Telephony Lines" are the number of lines provided to our Telephony Subscribers.

(10)
"Internet Homes Serviceable" are homes that can be connected to our broadband network where customers can request and receive high-speed Internet access services.

(11)
"Internet Subscriber" is a home or commercial unit with one or more cable modems connected to our broadband network, where a customer has requested and is receiving high-speed Internet access services.

(12)
"Revenue Generating Unit", or "RGU", is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, Telephony Subscriber or Internet Subscriber. A home may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our analog cable service, digital cable service, telephone service and high-speed Internet access service, the customer would constitute four RGUs. "Total RGUs" is the sum of Analog, Digital Cable, DTH, Telephony and Internet Subscribers.

QuickLinks

UGC Announces First Quarter Results
Summary Operating Data March 31, 2003
Summary Operating Data March 31, 2002